Medifast Confirms Appointment of Nicholas Johnson as Chief Executive Officer

Johnson will succeed Dan Chard as CEO; Chard to remain Chairman of the Board

BALTIMORE — May 26, 2026 — Medifast, Inc. (NYSE: MED) today announced that its Board of Directors has formally appointed Nicholas Johnson as Chief Executive Officer, effective June 1, 2026. Johnson will succeed Dan Chard as CEO, who will continue to serve as Chairman of the Board.

The appointment follows the leadership transition plan that the company disclosed in January and reflects the Board’s confidence in Johnson’s leadership and the company’s strategic direction. Chard will remain actively engaged as Chairman of the Board, supporting Johnson and the leadership team while continuing to provide strategic oversight.

“Nick has been a driving force behind our transformation into a comprehensive metabolic health company, and the Board is confident that he is the right leader to guide Medifast into its next chapter,” said Dan Chard, Chairman and outgoing Chief Executive Officer of Medifast. “Over the past several years, we have repositioned the business and advanced our coach-led model. Nick has played a central role in that progress, and I am confident in his ability to build on this momentum as CEO.”

Johnson currently serves as President of Medifast and has worked closely with Chard and the Board during a structured transition period to ensure continuity and stability.

"I'm grateful for the trust the Board has placed in me," said Nicholas Johnson. "Metabolic dysfunction is one of the major health crises of our generation, and it's only getting worse. What we have at Medifast is rare: evidence-based science that delivers real results, and a network of coaches who help clients put that science to work every day. I have strong confidence in the power of this combination to transform millions more lives."

A seasoned leader in direct selling with nearly 20 years in the industry, Johnson joined Medifast in 2018 as Market President of OPTAVIA USA and was named President, Coach and Client Experience in 2020. He took the role of Chief Field Operations Officer in 2022, where he worked to strengthen the field — the engine of the company’s coach-led model and an important driver of Medifast’s business. In early 2026, Johnson was appointed President of Medifast. Through these roles, Johnson has helped shape a unified business model and guided the company through a period of significant market change. Prior to joining Medifast, he held senior sales, marketing, and management roles with Nu Skin Enterprises.

About Medifast

Medifast (NYSE: MED) is the health and wellness company known for its science-backed, coach-guided lifestyle system. Designed to address the challenges of metabolic dysfunction, the company’s holistic approach integrates personalized plans, scientifically developed products, and a framework for sustainable habit creation — all supported by a dedicated network of independent coaches.

Driven to improve metabolic health through advanced science and comprehensive behavioral support, Medifast has introduced Metabolic Synchronization®, breakthrough science that targets metabolic dysfunction through a comprehensive system focused on fat loss, lean mass preservation, and long-term health.

Backed by more than 40 years of clinical heritage, Medifast continues to advance its mission of Lifelong Transformation, Making a Healthy Lifestyle Second Nature®. For more information, visit MedifastInc.com.